                                 EXHIBIT INDEX

               Exhibits
               --------
               10.1 - Form of Master Employment Contract for Shareholder
                      Employees of Corvallis

               27   - Financial Data Schedule (for SEC use only)

                           MASTER EMPLOYMENT CONTRACT
                                       FOR
                              SHAREHOLDER EMPLOYEES


                           THE CORVALLIS CLINIC, P.C.

                                                 TABLE OF CONTENTS

1.       Definitions............................................................................................. 1

2.       License................................................................................................. 1

3.       Charges; Prohibition on Entry Into Agreements With Payors............................................... 1

4.       Maintenance of Competency; Peer Review.................................................................. 1

5.       Equipment, Supplies and Quarters........................................................................ 2

6.       Professional Expenses................................................................................... 2

7.       Financial Responsibility................................................................................ 2

8.       Relationship Between Employer and Shareholder........................................................... 2

9.       Shareholder Employment Compensation..................................................................... 3

10.      Retirement.............................................................................................. 3

11.      Pre-Physician Partners, Inc. Merger Retirement Benefit.................................................. 3

12.      Sick Leave Compensation................................................................................. 4

13.      Shareholder Return From Disability...................................................................... 4

14.      Senior Colleague, Part-time, or Leave of Absence Status................................................. 4

15.      Termination............................................................................................. 5

16.      Non-Competition Agreement and Liquidated Damages........................................................ 6

17.      Confidentiality, Nondisclosure, and Nonsolicitation..................................................... 9

18.      Right of First Refusal..................................................................................11

19.      Malpractice Insurance Reporting Endorsement............................................................ 12

20.      Waiver of Breach........................................................................................12

21.      Binding Effect..........................................................................................12

22.      Amendments............................................................................................. 12

23.      Assignment............................................................................................. 12

24.      Attorney's Fees........................................................................................ 12

25.      Applicable Law..........................................................................................13

26.      Survival................................................................................................13

27.      Arbitration.............................................................................................13

28.      Invalidity..............................................................................................13

29.      Supersedure.............................................................................................13

30.      Date....................................................................................................13

31.      Time of Essence........................................................................................ 13

                           MASTER EMPLOYMENT CONTRACT
                                       FOR
                              SHAREHOLDER EMPLOYEES


         This Master Employment Contract has been adopted by a vote of the holders of two-thirds of the outstanding Common Stock of The Corvallis Clinic, P.C., and shall be incorporated in the terms of any Employment Contract entered into between The Corvallis Clinic, P.C., as Employer ("Clinic" or "Employer"), and any physician or health care specialist employed by The Corvallis Clinic, P.C. who is also a Shareholder of the corporation.

         1. Definitions. As used herein, the term "Shareholder" or "Shareholders" refers only to a physician or health care specialist employee of Employer who is a Shareholder of Employer. It does not refer to an Associate Physician, or any other employee. In computing the period of time a Shareholder has been a Shareholder under this contract, there shall be added to the actual period of time under this contract the period of time the Shareholder was a partner in The Corvallis Clinic, a partnership.

         2. License. During the term of a Shareholder's employment under this Agreement, a Shareholder must be licensed to practice medicine in the State of Oregon or to render any other professional service for which the Clinic is organized, must be in good standing with the State of Oregon Board of Medical Examiners or other regulatory board in the State of Oregon, and must not be disqualified, for any reason, to practice medicine or such other professional service.

         3. Charges; Prohibition on Entry Into Agreements With Payors. Shareholder agrees to submit to the business office of the corporation a true account of all charges and collections made for all of Shareholder's professional services. Without the consent of Employer, Shareholder shall not enter into any other employment or services contract, including any contract with any payor, during the term of Shareholder's employment hereunder and shall not have the authority to bind Employer to any payor under any such employment or services contract. Notwithstanding the foregoing, however, all revenues to which Shareholder may be entitled under any employment or services contract entered into by Shareholder in contravention of the foregoing shall be the property of Employer, and Shareholder shall arrange for their payment directly to Employer unless otherwise directed by Employer.

         4. Maintenance of Competency; Peer Review. Shareholder agrees to maintain competency by keeping abreast of progress in the Shareholder's area of practice by constant study, planned courses of reading, and other forms of continuing education approved by the Board of Directors of Employer. Shareholder has received and reviewed a copy of the Corvallis Clinic Peer Review Policy and Procedures (the "Peer Review Policy") and acknowledges that peer review, including the annual Professional Standards assessment of each Shareholder provided for therein, plays an integral role in the assurance and improvement of competency and quality patient care. Shareholder acknowledges that the processes and procedures described in the Peer Review Policy (including the informal dispute resolution mechanisms, hearing procedures, board review for certain matters and the mechanisms for amendment of the Peer Review Policy) are fair and appropriate. In the mutual interest of resolution of professional matters in a professional forum, the Clinic and Shareholder agree that Clinic will maintain a Peer Review Policy consistent with the mandatory requirements of the Health Care Quality Improvement Act (as it may be amended from time to time), with revision of the Peer Review Policy from time to time, approved in the same manner as the Clinic's bylaws are amended, and that Shareholder will exhaust the administrative remedies made available by the Clinic in the then-current Peer Review Policy before seeking any external remedy for matters within the scope of that Policy.

         5. Equipment, Supplies and Quarters. Employer shall furnish or contract for all of the equipment, supplies, personnel and facilities which the Board of Directors deems necessary to enable the Shareholder to efficiently and successfully conduct the practice of medicine and surgery or other professional service.

          6. Professional Expenses. All professional expenses incurred by Shareholder, reimbursement for which is not provided for in the contract, by custom of Employer, or by policy hereafter adopted by Employer, shall be borne by the Shareholder incurring the expense. Examples of such expenses are the expenses of attending professional meetings over and above any allowance provided by Employer, the expense of professional books and journals used by a Shareholder in Shareholder's home, entertainment expense, or any other expense which, in the opinion of the Shareholder incurring the expense is necessary, but which has not been paid or reimbursed by Employer.

         7. Financial Responsibility. Shareholder agrees to pay Shareholder's individual just debts and obligations and to keep free from claims of creditors and any embarrassment arising from such claims.

         8. Relationship Between Employer and Shareholder. Employer and Shareholder agree that the Board of Directors of Employer, in accordance with the rules and regulations promulgated by the State of Oregon Board of Medical Examiners, shall manage the business and professional affairs of Employer, and that the relationship between Employer and Shareholder is that of Employer-employee only. Shareholder agrees that in the rendition of professional services and in all aspects of his/her employment pursuant to this Agreement, Shareholder shall comply with the Bylaws of Employer and the reasonable policies, standards, and regulations of the Employer from time to time established by the Board of Directors. Shareholder shall have no authority to enter into any contracts binding upon Employer or to create any obligations on the part of Employer, except such as shall be specifically authorized by the Board of Directors of Employer or by an executive officer of Employer acting pursuant to authority granted by said Board of Directors. Shareholder shall have no interest either in the physical assets of Employer, including patient records and files, or the accounts receivable of Employer. Shareholder recognizes, however, that even though

Shareholder is practicing medicine or rendering other professional service as an employee of Employer, this relationship shall not be deemed to modify or in any way affect the doctor-patient privilege or any other applicable professional privilege, whether established by statute or by common law. Employer will maintain personnel files with respect to the employment relationship between Employer and Shareholder that will contain the final annual Professional Standards rating made by the Professional Standards Review Subcommittee of the Peer Review Committee with respect to Shareholder (as such rating may be modified by hearing) as well as other personnel information and materials.

         9.       Shareholder Employment Compensation.
Each Shareholder will be paid a salary determined by a pay plan which may be modified from time to time by the Board of Directors in close consultation with the Shareholders. This pay plan will be administered by a Compensation Committee and the Board of Directors.

                  A.       Definitions.

                           Average Shareholder Income (ASI) - shall be the total salaries and bonuses payable to Shareholders (including retirement plan contributions and stock bonuses) after deduction for Retained Earnings, plus the cost of Shareholder group insurance benefits and payroll taxes, divided by the number of full-time equivalent (FTE) Shareholders.

                           Compensation Committee - shall be a committee appointed by the Board of Directors, whose duties shall be to review and advise the Board on determining and administering salaries.

         10. Retirement. After twenty and one-half (20 1/2) years of service as an employee, partner or Shareholder (or any combination thereof) of The Corvallis Clinic and/or The Corvallis Clinic, P.C., a Shareholder may retire upon giving Employer twelve (12) months' prior written notice. In its sole discretion the Board of Directors may waive the requirement of twelve (12) months' prior written notice.

         11. Pre-Physician Partners, Inc. Merger Retirement Benefit. Physicians and other health care specialists who were Shareholders prior to the January 31, 1997, PPI merger are vested in a retirement fund administered by PPI. Each qualified Shareholder will have a document of guarantee of his/her fund amount attached as an addendum to this Contract. Upon retirement in accordance with the requirements contained in Section 10 of this Contract said Shareholder may request payment of his/her fund amount. In its sole discretion, the Board of Directors may waive the requirement of twelve (12) months' prior notice.

         12. Sick Leave Compensation. The Board of Directors may from time to time establish policies for the payment of compensation to Shareholder during times of illness or disability.

         13. Shareholder Return From Disability.At such time as a Shareholder who has been on leave for illness or disability of more than six (6) months wishes to return to practice, the Shareholder shall first apply for such return to practice. The application shall be in writing and shall include a full description of the percentage of full-time which the Shareholder proposes to work. "Full Time" shall be defined as the average amount of time which other members of the same department or persons of similar specialties devote to their practice including but not necessarily limited to: a) time spent in the office seeing scheduled patients; b) time spent providing professional care (such as surgical as well as medical care to hospital patients); and c) participation in evening and weekend emergency call coverage. The application shall be accompanied by a written statement from the Shareholder's attending physician certifying the Shareholder's ability to return to the level of practice which has been proposed, the nature and duration of any restrictions that might apply, and the time of return to work. The application shall be submitted to, and recommendations of approval or disapproval received from the following:

                  A. The Department in which Shareholder practices identifying: 1) "call" coverage; 2) percentage of full-time approved.

                  B.       Peer Review Committee stating recommended monitoring.

                  C.       Compensation Committee stating compensation.

                  D.       Board of Directors.

                  If the returning Shareholder has been on leave for more than one (1) year, Shareholder shall then attend a review course approved by the Peer Review Committee before returning to work. After all the above-described recommendations have been given, the Common Shareholders, at a regular or special meeting, shall vote upon the application, which shall require the same approval as is required for the admission of a Common Shareholder not formerly employed by the Clinic.

         14. Senior Colleague, Part-time, or Leave of Absence Status. A Shareholder may become eligible for Senior Colleague, Part-time, or Leave of Absence Status according to policies adopted by the Board of Directors from time to time. The Board may grant such status to a Shareholder who applies therefore on such terms and conditions as the Board determines.

         15. Termination. The employment of a Shareholder by Employer shall terminate upon the occurrence of any one of the following events:

                  A. if the Shareholder retires in accordance with Paragraph 10.

                  B. if the Shareholder withdraws from employment by Employer, which a Shareholder may do as of the end of any calendar month by giving the Board of Directors at least ninety (90) days' prior notice in writing.

                  C. if the Shareholder is expelled, which may be accomplished by the vote of the holders of at least two-thirds of the outstanding shares of Common Stock, which may be taken for any reason and with or without cause, and not less than thirty (30) days' or more than ninety (90) days' prior to written notice of the expulsion stating the date on which such expulsion shall become effective.

                  D.       if the Shareholder dies.

                  E. if the Shareholder becomes disabled due to an injury or an illness or other medical condition by reason of which, in the determination of the Board of Directors (with such assistance, if any, from persons not affiliated with Employer as the Board of Directors deems necessary or desirable), either (i) the Shareholder is unable to perform the material and substantial duties of the professional service provided by the Shareholder prior to such injury, illness or other medical condition or (ii) the Shareholder is restricted to the extent that the Shareholder can not perform the material and substantial duties of such professional service either (A) for substantially the same number of working hours that the Shareholder customarily performed such duties prior to the injury, illness or other medical condition or (B) as effectively as the Shareholder customarily performed such duties prior to the injury, illness or other medical condition. Any such determination by the Board of Directors may be made retroactively, including after death.

                  F. if Shareholder ceases to be licensed to practice medicine in the State of Oregon or to render any other professional service for which Employer is organized or ceases to be in good standing with the Board of Medical Examiners of the State of Oregon or other regulatory board in the State of Oregon.

                  G. if Shareholder is elected to public office or accepts employment, that pursuant to law, places restrictions or limitations upon Shareholder's continued rendering of professional services as a physician or other professional for Employer.

                  H. if the Shareholder is discharged without cause by the Board of Directors, such discharge would require the motion to discharge said Shareholder to be voted on at two separate consecutive Board of Directors meetings and passed by a supermajority of the Board members. Within 30 days this Board action could be made null and void by a Shareholder vote if the holders of at least two-thirds of the outstanding shares of Common Stock voted against the Board Action. Should a Shareholder be discharged in this manner, he/she would be entitled to six months notice and six months severance pay calculated at his/her current salary rate. In addition, the discharged Shareholder would be entitled to receive a pro rata share of any year-end deferred salary/bonus. This severance payment would be subject to mitigation if the terminated Shareholder became employed during the severance period.

                  I. if Shareholder no longer owns any share or shares of Common Stock of Clinic.

                  Upon any employment termination, the Shareholder or the Shareholder's estate shall receive the Shareholder's compensation prorated to the last day of the month in which the termination of employment is effective. Any termination of employment shall not terminate the Shareholder's obligations under Paragraphs 16, 17 and 18 dealing with non-competition, nonsolicitation, confidentiality, nondisclosure, right of first refusal, and the like, all of which shall survive termination.

         16.      Non-Competition Agreement and Liquidated Damages

                  A. In signing this Agreement, Shareholder acknowledges that Employer provides Shareholder with the use of assets, Employer contractual relationships, trained staff and facilities, ongoing patronage of Employer patients, and considerable aid in generating business through the already established reputation and referral sources of the Employer. Competitive practices by Shareholder would cause economic harm to the Employer's ongoing practice. Loss of the patronage of ongoing Employer patients, loss of income from Shareholder, if Shareholder were to depart, from loss of production, loss of other trained staff members, loss of referrals, damage to the Employer's public image, and burdensome costs for replacing Shareholder are a few examples of the kinds of harm which the Employer could experience in such an event. Shareholder and Employer agree that the damages caused to Employer by Shareholder's competition with the Employer would be difficult to calculate, and therefore agree as follows.

                           (i)      Pre-Physician Partners, Inc. Merger
                                    Agreement. Each Physician and other health care specialist who became a Shareholder of Employer or its predecessor prior to the January 31, 1997, PPI merger and who were subject to a non-competition agreement shall continue to remain subject to such non-competition agreement until such person has completed a total of ten (10) full years of employment with The Corvallis Clinic, P.C. Such non-competition agreement provides that if Shareholder's employment relationship with Employer is terminated for any reason, other than by the Board of Directors without cause, prior to the time Shareholder has completed ten (10) full years as an employee of The Corvallis Clinic, P.C., including time as a partner of The Corvallis Clinic, and Shareholder practices medicine in Corvallis, Oregon or within thirty (30) miles of the principal business location of Employer in Corvallis, Oregon during a period of ten (10) years after Shareholder's employment relationship is terminated, Shareholder agrees to pay Employer as liquidated damages an amount equal to one hundred percent (100%) of ASI for the fiscal year preceding the date of employment termination. Such amount is payable in cash, or an agreement on other terms satisfactory to Employer, shall be reached with Employer, within thirty (30) days after the commencement of such practice. Since the amount of actual damages cannot be calculated with any certainty, the parties have agreed that liquidated damages calculated in the above manner are appropriate.

                           (ii) Post-Physician Partners, Inc. Merger Agreement. Physicians and other health care specialists who are advanced to Shareholder status after the January 31, 1997, PPI merger shall be bound by the following non-competition agreement. This agreement provides that during the term of employment of Shareholder by Employer, and for a period of eighteen (18) months following the termination of Shareholder's employment relationship with Employer for any reason, other than Board action without cause, Shareholder agrees not to practice medicine or render any other professional service in Corvallis, Oregon or within twenty-five (25) miles of any business location of Employer. Should such bound Shareholder breach this non-competition agreement, he/she agrees to pay Employer as liquidated damages an amount equal to fifty (50) percent of such Shareholder's gross compensation received from The Corvallis Clinic, P.C. for the fiscal year preceding termination. Such amount is payable in cash, or an agreement on other terms satisfactory to Employer, shall be reached with Employer within thirty
                                    (30) days after commencement of such
                                    practice. Since the amount of actual damages cannot be calculated with any certainty, the parties have agreed that liquidated damages calculated in the above manner are appropriate.

                           (iii) Shareholder acknowledges and agrees that the foregoing restrictions in this Section 16 are reasonable and necessary to protect the legitimate interests of Employer. Any violation of Sections 16.A(i) or 16.A(ii) would result in irreparable injury to Employer, and the remedy at law for any breach of Sections 16.A(i) or 16.A(ii) would be inadequate. In the event of any breach of Sections 16.A(i) or 16.A(ii), Employer, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any arbitrator or court of competent jurisdiction as a matter of course upon the posting of not more than nominal bond and to permanent injunctive relief without the necessity of proving actual damages. SHAREHOLDER FURTHER SPECIFICALLY
                                    ACKNOWLEDGES AND AGREES THAT, WITH RESPECT
                                    TO ANY COMPETITION BY SHAREHOLDER OR ATTEMPT
                                    BY SHAREHOLDER TO COMPETE WITH EMPLOYER IN
                                    VIOLATION OF THE NON-COMPETITION AGREEMENTS
                                    IN SECTIONS 16.A(i) OR 16.A(ii) WITH RESPECT
                                    TO WHICH INJUNCTIVE RELIEF IS NOT GRANTED OR
                                    SOUGHT, SHAREHOLDER SHALL BE LIABLE TO PAY
                                    EMPLOYER AS LIQUIDATED DAMAGES, AND NOT AS A
                                    PENALTY, THE AMOUNT SET FORTH IN SECTION
                                    16.A(i) OR 16.A(ii), AS APPLICABLE AND THAT,
                                    UPON SHAREHOLDER'S PAYMENT OF SUCH AMOUNT,
                                    SHAREHOLDER SHALL BE RELEASED FROM THE
                                    COVENANT NOT TO COMPETE I SECTIONS 16.A.(i)
                                    OR 16.A(ii), AS APPLICABLE. This sum
                                    represents the reasonable endeavor by the parties to estimate a fair compensation for the foreseeable and unforeseeable losses that might result from any violation by shareholder of Sections 16.A(i) or 16.A(ii).

                           (iv) In the event that any of the provisions contained in this Section 16 shall ever be deemed to exceed the time or geographic limits or any other limitation permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

                           (v) If Shareholder's employment termination is the result of Board action without cause, all pre- and post-Physician Partners, Inc. noncompetition agreements will become null and void for the terminated Shareholder.

                           (vi) The Board of Directors has the discretion, but not the obligation, to remove any and all noncompetition provisions from a bound Shareholder who leaves employment with The Corvallis Clinic. P.C.

         17. Confidentiality, Nondisclosure, and Nonsolicitation. Shareholder agrees to abide by the following Confidentiality, Nondisclosure, and Nonsolicitation provisions:

                  A. Confidentiality. Neither party shall disclose this Agreement or the terms thereof to a third party, except as provided herein or as otherwise required by law or regulation, without the prior written consent of the other party. Employer hereby agrees to cause each employee of Employer to abide by the terms of this Section 17.

                  B.       Confidential Information and Trade Secrets.

                           (i)     Proprietary Information. Shareholder
                                   acknowledges that Shareholder will have
                                   access to information of a proprietary
                                   nature owned by Employer and Physician
                                   Partners, Inc. ("Manager") including, but not limited to, any and all documents bearing a form number or other identifying mark of Employer or Manager, patient lists, any and all computer programs (whether or not completed or in use), any and all operating manuals or similar materials that constitute the nonmedical systems, policies and procedures, methods of doing business developed by Employer or Manager, administrative, advertising or marketing techniques, financial affairs and other information utilized by Employer or Manager. Consequently, Shareholder acknowledges that Employer or Manager has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and the trade secret property of Employer or Manager. Shareholder hereby expressly and knowingly waives any and all rights, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to Employer upon the termination Shareholder's employment by Employer.

                           (ii)    Nondisclosure. Shareholder further
                                   acknowledges and agrees that Employer and Manager each is entitled to prevent their competitors from obtaining and utilizing trade secrets and confidential information. Therefore, Shareholder agrees to hold Employer's and Manager's trade secrets and confidential information in strictest confidence and to not disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with Employer, without the prior written consent of Employer. During the term of this Agreement, Shareholder shall not disclose to anyone, other than persons or entities who are employed by or affiliated with Employer or Manager, any confidential or proprietary information or trade secret information obtained by Employer or Shareholder from Manager, except as otherwise required by law. After the expiration or earlier termination of this Agreement, Shareholder shall not disclose to anyone any confidential or proprietary information or trade secret information obtained from Employer or Manager, except as otherwise required by law or upon the prior written consent of Employer.

                           (iii) Equitable Relief. Shareholder acknowledges and agrees that a breach of this Section will result in irreparable harm to Employer and that Employer cannot be reasonably or adequately compensated in damages, and therefore, Employer shall be entitled to equitable remedies, including, but not limited to, injunctive relief, to prevent a breach and to secure enforcement thereof in addition to any other relief or award to which Employer may be entitled.

                           (iv) Liquidated Damages. Shareholder specifically acknowledges and agrees that the existence of the protections contained in this Section are reasonable and necessary to protect the legitimate interests of Employer and Manager. Any violation of this Section would result in irreparable injury to Employer, and the remedy at law for any breach of this Section would be inadequate. IN THE EVENT OF A BREACH OF THE TERMS OF THIS SECTION BY SHAREHOLDER, IN ADDITION TO INJUNCTIVE RELIEF AND ANY OTHER REMEDY AVAILABLE TO EMPLOYER, SHAREHOLDER SHALL BE LIABLE TO PAY TO EMPLOYER AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY, AN AMOUNT EQUAL TO 50 PERCENT OF THE GROSS COMPENSATION EARNED BY SHAREHOLDER FROM EMPLOYER DURING EMPLOYER'S MOST RECENT FISCAL YEAR. THIS SUM REPRESENTS THE REASONABLE ENDEAVOR BY THE PARTIES TO ESTIMATE A FAIR COMPENSATION FOR THE FORESEEABLE AND UNFORESEEABLE LOSSES THAT MIGHT RESULT FROM ANY VIOLATION OF THIS SECTION BY SHAREHOLDER. In the event that the provisions contained in this Section shall ever be deemed to exceed the time or geographic limits or any other limitation permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

                  C. Nonsolicitation. Shareholder shall not, during the term of Shareholder's employment by Employer and thereafter for a period of one (1) year, directly or indirectly call on, solicit, employ, contract with or take away, or attempt to call on, solicit, employ, contract with or take away any person or entity who is a "Prohibited Person." As used herein, a == "Prohibited Person" is a person who is, during the term of Shareholder's employment by Employer, or who was, at the time of the expiration or termination of Shareholder's employment or thereafter during the following year, (i) an employee of or under contract with Manager, (PPI), or (ii) an employee of or under contract with Employer. IT IS AGREED BY THE PARTIES THAT IN THE EVENT SHAREHOLDER EMPLOYS OR RETAINS A PROHIBITED PERSON, SHAREHOLDER SHALL BE LIABLE TO PAY TO EMPLOYER AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY, A SUM EQUAL TO ONE YEAR'S SALARY OF THE PROHIBITED PERSON SO EMPLOYED OR RETAINED BY SHAREHOLDER. THIS SUM REPRESENTS THE REASONABLE ENDEAVOR BY THE PARTIES TO ESTIMATE A FAIR COMPENSATION FOR THE FORESEEABLE AND UNFORESEEABLE LOSSES THAT MIGHT RESULT FROM ANY SUCH VIOLATION OF THIS SECTION BY SHAREHOLDER.

         18. Right of First Refusal. Shareholder agrees to abide by the Right of First Refusal section of the Practice Management Agreement signed by The Corvallis Clinic, P.C. with PPI. This states: In the event Medical Group or its Shareholders seek to sell Medical Group to a third party pursuant to a bona fide offer, or to merge or otherwise reorganize Medical Group with a third party in a transaction in which the third party shall be the surviving entity, Medical Group shall provide Manager 30 days' prior written notice of the intended sale or merger and Medical Group and its Shareholders shall grant a right of first refusal to Manager or Manager's designee to purchase or merge with Medical Group on substantially the same terms and conditions as those offered by the third-party purchaser; provided, however, that Manager shall be entitled to substitute cash for any non-cash items offered by the third-party purchaser. Manager shall notify Medical Group within 15 days of Manager's receipt of such written notice, if Manager or its designee wishes to exercise the right of first refusal granted under this Section 18, and the transaction shall be completed as promptly as reasonably possible thereafter. Medical Group hereby agrees to obtain the consent of each Provider to each of the covenants contained in this
Section 18.

         19. Malpractice Insurance Reporting Endorsement. If the employment of a Shareholder is terminated for whatever reason other than discharge without cause by the Board of Directors prior to the completion of ten (10) years as a Shareholder, Employer shall pay no part of the cost of a malpractice insurance reporting endorsement ("tail"). If, however, the employment of a Shareholder is terminated after the completion of at least ten (10) years as a Shareholder, Employer shall pay 10% of the cost of a reporting endorsement for each year the Shareholder has completed as a Shareholder beyond ten (10) years. After completing twenty years (20) as a Shareholder, Employer shall pay 100% of the cost of a reporting endorsement. However, in any event other than discharge without cause by the Board of Directors wherein the Shareholder continues to practice within 30 miles of any office of Employer, Employer shall pay no part of the cost of the reporting endorsement. In the case of discharge without cause by the Board of Directors, the employer shall pay 100% of the cost of a reporting endorsement regardless of where the discharged Shareholder chooses to practice.

         20. Waiver of Breach. The waiver by either Employer or Shareholder of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Employer or Shareholder. All waivers shall be in writing to be effective.

         21. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both Employer and Shareholder and their respective successors, heirs and legal representatives.

         22. Amendments. This Agreement may be amended by a writing adopted by a vote of, or executed by, the holders of two-thirds of the outstanding Common Shares of Employer, which approval shall be sufficient to cause the amendment to be binding on all Shareholders party to this Agreement whether or not, in the case of an individual Shareholder, such Shareholder was among the holders of two-thirds of the outstanding Common Shares so approving the amendment.

         23. Assignment. Shareholder's interest in this Agreement shall not be assignable or transferable by Shareholder but this Agreement shall be binding upon Shareholder's and Employer's successors.

         24. Attorney's Fees. In the event any arbitration, suit or action is instituted for any purpose under or in connection with this Agreement, the prevailing party shall be entitled to an attorney's fee at arbitration, trial and upon appeal, in such amount as the arbitrator and/or court may deem reasonable, in addition to any other relief granted.

         25. Applicable Law. This Agreement shall be construed in accordance with Oregon law.

         26. Survival. The covenants, obligations, warranties and representations made in this Agreement shall survive termination of this Agreement and be enforceable thereafter in accordance with their terms.

         27. Arbitration. If any dispute shall arise relative to the interpretation of this Agreement, the dispute shall be submitted to binding arbitration in Benton County according to the then existing rules of the American Arbitration Association. Notice of the demand for arbitration of a dispute shall be filed in writing with the other party to this Agreement. The arbitrators shall assess the costs and charges upon either or both parties. Judgment on any arbitration award may be entered in any court of competent jurisdiction. This provision shall be specifically enforceable under the laws of the State of Oregon. Notwithstanding anything to the contrary in this Agreement, Employer, at its option, shall have the right at its option to obtain an injunction or otherwise enforce any of the provisions in Sections 16, 17, and 18 in a court of competent jurisdiction.

         28. Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         29. Supersedure. This Agreement shall supersede and cancel all prior Master Employment Contract For Shareholder Employees and Restated Restrictive Stock Agreement between The Corvallis Clinic, P.C. and Shareholder, as amended. The parties agree that this Agreement was entered into upon the initial employment of the Shareholder with the Employer or upon the subsequent bona fide advancement of the Shareholder with the Employer.

         30.      Date. This Agreement was adopted as of April 14, 1997.

         31. Time of Essence. Time is of the essence of each of the terms, covenants, and conditions of this Agreement.

                               EMPLOYMENT CONTRACT

         THIS AGREEMENT, made and entered into by and between THE CORVALLIS CLINIC, P.C., an Oregon professional corporation, hereinafter designated as Employer, and ___________________________, Employee, hereinafter designated as Physician,


                                  WITNESSETH:

         WHEREAS, Employer is an Oregon Professional Corporation duly authorized to engage in the practice of medicine and Physician is a person who has been licensed by the State of Oregon Board of Medical Examiners to practice medicine in the State of Oregon and is in good standing with said Board; now, therefore,

         In consideration of the mutual promises herein contained, it is agreed:

         1. Employment. Employer agrees to employ Physician for a term commencing on ___________________, 199___, and continuing until terminated as provided in the Master Employment Contract for Shareholder Employees, for the purpose of rendering on behalf of Employer, professional medical services to such members of the general public as are, or hereafter shall be, accepted as patients by Employer and referred to Physician. Physician accepts employment with Employer on the terms and conditions set forth in this agreement and in the Master Employment Contract for Shareholder Employees and agrees that during the period of active employment Physician will devote Physician's full professional time and attention to the rendition of medical services on behalf of Employer and to the furtherance of Employer's best interests, except for leaves of absence approved by the Board of Directors, vacations, periods of illness or disability, and involuntary military service. Physician further agrees that in the rendition of such professional medical services and in all aspects of Physician's employment, Physician will comply with the policies, standards and regulations of Employer from time to time established, and that, if requested to do so, Physician will serve as an officer or director of Employer.

         2. Master Employment Contract for Shareholder Employees. Attached to this agreement is a copy of the Master Employment Contract for Shareholder Employees adopted by employer. The terms and conditions of said contract are hereby incorporated in this agreement as if fully set forth herein. The parties further agree that any changes in said Master Employment Contract for Shareholder Employees which are hereafter adopted by the holders of two-thirds (2/3) of the outstanding Common Stock of Employer while Physician is an Employee of Employer shall automatically apply to this contract and modify this contract as of the effective date of said changes, and the contract, as modified, shall continue thereafter as if re-executed unless terminated as provided in the Master Employment Contract for Shareholder Employees. Employer shall furnish Physician with a copy of any modifications in the Master Employment Contract for Shareholder Employees within seven (7) days after the modifications are adopted.

         3. Employment Benefits Plan. Employer has adopted an Employee Benefits Plan. Said plan may be changed from time to time. Physician shall be entitled to the benefits set forth in said Employee Benefits Plan which are applicable to Physician, it being fully understood that said benefits may change from time to time and that Physician has no vested right in any benefits except as set forth in said plan.

         4. Malpractice Consent to Settle. Physician agrees with The Corvallis Clinic, P.C., and its Professional Liability insurers, that The Corvallis Clinic, P.C. shall act on behalf of Physician with respect to authorization to settle any claim(s) against Physician which arise from occurrences subsequent to Physician's coverage retroactive date and are reported while Physician is employed, or after termination of employment if extended reporting coverage (Tail Coverage) is provided for


Page 2 -       Employment Contract
               The Corvallis Clinic, P.C.

Physician. Physician understands that if extended reporting coverage (Tail Coverage), is provided by or on behalf of Physician, Physician will continue to be bound by the above waiver of consent to settle.

Dated this _________ day of _________________________ , 1997.

EMPLOYER:                                       EMPLOYEE:

THE CORVALLIS CLINIC, P.C.
An Oregon Professional Corporation


By: _________________________________           ________________________________
       John R.  Ladd, M.D.
       President



Page 3 -       Employment Contract
               The Corvallis Clinic, P.C.